Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 3, 2020

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2020 Second Quarter Results

•	Sales down from prior year due to weakening end-markets

•
Incremental simplification/modernization benefits of approximately $11 million in the quarter, with $69 million in annualized total savings inception to date; benefits expected to accelerate in the second half of fiscal 2020

•	FY20 and FY21 Restructuring Actions on-track to deliver projected savings

•	Fiscal 2020 outlook adjusted earnings per diluted share of $1.20 to $1.50 reflects further weakening in end-markets and higher adjusted effective tax rate
PITTSBURGH, (February 3, 2020) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2020 second quarter ended December 31, 2019, with loss per diluted share (LPS) of $0.07, compared with earnings per diluted share (EPS) of $0.66 in the prior year quarter, and adjusted EPS of $0.17, compared with adjusted EPS of $0.71 in the prior year quarter.
“Our second quarter results reflect weakening end-market conditions, particularly from greater than expected deceleration in the U.S., Germany and India, combined with headwinds developing in the 737 MAX supply chain,” said Christopher Rossi, President and CEO.
Rossi continued, "We expect increased profitability in the second half driven by progress on simplification/ modernization and raw material cost improvements now that higher-priced inventory has moved through the P&L. Nevertheless, we are reducing our full-year outlook to reflect further second half end-market weakness and a higher adjusted effective tax rate."

Fiscal 2020 Second Quarter Key Developments
Sales of $505 million decreased 14 percent from $587 million in the prior year quarter, reflecting 12 percent organic sales decline, 1 percent unfavorable currency exchange effect and 1 percent decline from divestiture.

Reported EPS in the current quarter includes restructuring and related charges of $0.39, loss on divestiture of $0.03 and discrete benefits from foreign tax reforms of $0.18. Reported EPS in the prior year quarter includes a non-recurring benefit related to U.S. tax reform of $0.04, a tax charge from change in permanent reinvestment assertion of $0.07 and restructuring and related charges of $0.02.
Restructuring Update

•
In connection with the Company's simplification/modernization initiative, total incremental benefits were approximately $11 million in the quarter, which includes incremental restructuring savings of approximately $3 million. We achieved annualized total savings inception to date from simplification/modernization of $69 million. Pre-tax restructuring and related charges for the FY20 and FY21 Restructuring Actions(1) in the quarter were $51 million, or $0.39 per share.

•
As part of the FY20 Restructuring Actions, the Company completed the full closures of the Lichtenau, Germany and Irwin, Pennsylvania manufacturing facilities. Additionally, distribution activities at the Neunkirchen, Germany distribution center have been transitioned to third-party logistics providers. FY20 Restructuring Actions are still expected to result in annualized savings of $35 to $40 million with pre-tax-charges of $55 to $65 million.

•
As previously announced, the Company also expects to deliver the FY21 Restructuring Actions with the original estimated annualized savings of $25 to $30 million but with lower estimated pre-tax charges of approximately $55 to $65 million, down from $60 to $75 million. Following negotiations with local employee representatives, the Company has agreed to downsize the Essen, Germany operation. It will be substantially smaller with considerably lower operating costs. This change also enables the Company to pursue other footprint actions, which are currently under evaluation.

•	Since the inception of simplification/modernization, the Company has taken steps to permanently reduce its cost structure, decreasing the footprint by five facilities.
Other Items Recognized in the Quarter

•
The Company recorded non-cash pre-tax Widia goodwill and intangible asset impairment charges of $15 million as a result of deteriorating market conditions, primarily in general engineering and transportation applications in India and China, in addition to overall global weakness in the manufacturing sector. The impairment charges had no effect on EPS in the quarter due to income taxes fully offsetting the pre-tax charge.

•
The Company completed the divestiture of its non-core specialty alloys business in the Infrastructure segment as part of its ongoing simplification/modernization initiatives. Cash proceeds from the sale were $24 million, and the pre-tax loss on the sale was $7 million, or $0.03 per share. The divestiture is expected to be accretive to margins.

•	The Company recorded a discrete tax benefit of $15 million, or $0.18 per share, to reflect transition benefits related to the enactment of tax reform in Switzerland.
Operating loss was $48 million, or 9.4 percent loss margin, compared to operating income of $79 million, or 13.4 percent margin, in the prior year quarter. Adjusted operating income was $24 million, or 4.8 percent margin, compared to $81 million, or 13.8 percent margin, in the prior year quarter. The decrease in adjusted operating income was due primarily to organic sales decline, unfavorable labor and fixed cost absorption in certain facilities due to lower volumes and simplification/modernization efforts in progress, and higher raw material costs, partially offset by incremental simplification/modernization benefits. Higher raw material costs, which will abate in the second half of fiscal 2020 now that higher-priced inventory has moved through the P&L, had a detrimental effect on year-over-year adjusted operating margin of approximately 130 basis points.
The reported effective tax rate (ETR) for the quarter was 87.9 percent benefit on a loss and the adjusted ETR was 29.6 percent provision on income, compared to reported ETR of 24.8 percent provision on income and adjusted ETR of 21.3 percent provision on income in the prior year quarter. The increase in the adjusted ETR is due primarily to the effects of global intangible low-taxed income (GILTI) and base erosion and anti-abuse tax (BEAT), which are both provisions of the U.S. Tax Cuts and Jobs Act of 2017, and jurisdictional mix.

Year-to-date net cash flow provided by operating activities was $87 million compared to $62 million in the prior year quarter. Year-to-date free operating cash flow (FOCF) was negative $60 million compared to negative $24 million in the prior year quarter. The change in FOCF was driven primarily by lower earnings and higher capital expenditures of $59 million due primarily to simplification/modernization, partially offset by changes in working capital.

Outlook
The Company has reduced its outlook due primarily to lower end-market demand experienced in the December quarter, as well as expectations of further weakness through the remainder of the fiscal year, which was previously forecasted to stabilize. The outlook also accounts for the effect of the 737 MAX on the aerospace supply chain, and a higher than anticipated effective tax rate.
The updated outlook for fiscal 2020 is as follows:

•	Adjusted EPS of $1.20 to $1.50 on organic sales decline of 9 to 12 percent

•	Adjusted ETR of 25 to 28 percent

•	Capital spending of $240 to $260 million

•	Break-even FOCF

Segment Results
Industrial sales of $279 million decreased 12 percent from $317 million year-over-year, driven by organic sales decline of 11 percent and a 1 percent unfavorable currency exchange impact. Operating loss was $19 million, or 6.9 percent loss margin, compared to operating income $58 million, or 18.1 percent margin, in the prior year quarter. Adjusted operating income was $30 million, or 10.7 percent margin, compared to $59 million, or 18.6 percent margin, in the prior year quarter. The decrease in adjusted operating income was driven primarily by organic sales decline, unfavorable labor and fixed cost absorption in certain facilities due to lower volumes and simplification/modernization efforts in progress and higher compensation expense, partially offset by incremental simplification/modernization benefits. Higher raw material costs, which will abate in the second half of fiscal 2020, had a detrimental effect on year-over-year adjusted operating margin of approximately 70 basis points.
Widia sales of $44 million decreased 9 percent from $49 million year-over-year, driven by organic sales decline of 8 percent and an unfavorable business day effect of 1 percent. Operating loss was $16 million, or 35.9 percent loss margin, compared to operating income of $2 million, or 3.5 percent margin, in the prior year quarter. Adjusted operating loss was $1 million, or 2.4 percent loss margin, compared to adjusted operating income of $2 million, or 3.7 percent margin, in the prior year quarter. The change in adjusted operating results was driven primarily by organic sales decline, partially offset by incremental simplification/modernization benefits. Higher raw material costs, which will abate in the second half of fiscal 2020, had a detrimental effect on year-over-year adjusted operating margin of approximately 230 basis points.
Infrastructure sales of $182 million decreased 18 percent from $221 million year-over-year, driven by organic sales decline of 14 percent, a 2 percent decline from divestiture, an unfavorable currency exchange impact of 1 percent and an unfavorable business day effect of 1 percent. Operating loss was $12 million, or 6.4 percent loss margin, compared to operating income of $21 million, or 9.3 percent margin, in the prior year quarter. Adjusted operating loss was $3 million, or 1.8 percent loss margin, compared to adjusted operating income of $21 million, or 9.6 percent margin, in the prior year quarter. The change was primarily driven by organic sales decline, unfavorable mix and higher raw material costs, partially offset by incremental simplification/modernization benefits. Higher raw material costs, which will abate in the second half of fiscal 2020, had a detrimental effect on year-over-year adjusted operating margin of approximately 180 basis points.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on February 25, 2020 to shareholders of record as of the close of business on February 11, 2020.
The Company will host its second quarter fiscal 2020 results on Tuesday, February 4, 2020 at 8:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.”

(1) Previously announced restructuring actions associated with the ongoing simplification/modernization program. These restructurings and proposed facility closures in fiscal 2020 (FY20 Restructuring Actions) are currently estimated to deliver annualized savings of $35 to $40 million with pre-tax charges of $55 to $65 million. Fiscal 2021 proposed restructuring and facility closures (FY21 Restructuring Actions) estimated to deliver annualized savings of $25 to $30 million with pre-tax charges of $55 to $65 million.
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow, capital expenditures and effective tax rate for fiscal year 2020 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: downturns in the business cycle or the economy; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; risks related to our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2019. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2019	2018	2019	2018
Sales	$505,080	$587,394	$1,023,168	$1,174,080
Cost of goods sold	373,062	388,796	752,170	764,389
Gross profit	132,018	198,598	270,998	409,691
Operating expense	107,548	114,635	221,739	237,920
Restructuring and asset impairment charges	62,329	1,545	66,995	2,620
Loss on divestiture	6,517	—	6,517	—
Amortization of intangibles	3,262	3,560	7,008	7,141
Operating (loss) income	(47,638)	78,858	(31,261)	162,010
Interest expense	8,055	8,104	15,936	16,201
Other income, net	(4,211)	(4,022)	(6,891)	(6,782)
(Loss) income before income taxes	(51,482)	74,776	(40,306)	152,591
(Benefit) provision for income taxes	(45,253)	18,529	(41,487)	37,921
Net (loss) income	(6,229)	56,247	1,181	114,670
Less: Net (loss) income attributable to noncontrolling interests	(290)	1,549	653	3,274
Net (loss) income attributable to Kennametal	$(5,939)	$54,698	$528	$111,396
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic (loss) earnings per share	$(0.07)	$0.66	$0.01	$1.35
Diluted (loss) earnings per share	$(0.07)	$0.66	$0.01	$1.34
Dividends per share	$0.20	$0.20	$0.40	$0.40
Basic weighted average shares outstanding	83,075	82,331	82,979	82,218
Diluted weighted average shares outstanding	83,075	83,310	83,618	83,233

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2019	June 30, 2019
ASSETS
Cash and cash equivalents	$105,210	$182,015
Accounts receivable, net	310,379	379,855
Inventories	522,499	571,576
Other current assets	97,824	57,381
Total current assets	1,035,912	1,190,827
Property, plant and equipment, net	1,008,638	934,895
Goodwill and other intangible assets, net	427,224	461,009
Other assets	151,259	69,538
Total assets	$2,623,033	$2,656,269
LIABILITIES
Current maturities of long-term debt, including notes payable	$2,102	$157
Accounts payable	173,160	212,908
Other current liabilities	233,848	248,661
Total current liabilities	409,110	461,726
Long-term debt	593,223	592,474
Other liabilities	273,673	227,365
Total liabilities	1,276,006	1,281,565
KENNAMETAL SHAREHOLDERS’ EQUITY	1,306,168	1,335,172
NONCONTROLLING INTERESTS	40,859	39,532
Total liabilities and equity	$2,623,033	$2,656,269

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2019	2018	2019	2018
Outside Sales:
Industrial	$279,242	$317,320	$559,270	$637,878
Widia	44,337	48,954	88,394	97,626
Infrastructure	181,501	221,120	375,504	438,576
Total sales	$505,080	$587,394	$1,023,168	$1,174,080
Sales By Geographic Region:
Americas	$245,243	$295,626	$504,532	$584,755
EMEA	150,433	174,608	303,913	346,115
Asia Pacific	109,404	117,160	214,723	243,210
Total sales	$505,080	$587,394	$1,023,168	$1,174,080
Operating (Loss) Income Loss:
Industrial	$(19,259)	$57,519	$2,012	$116,061
Widia	(15,918)	1,728	(17,882)	3,822
Infrastructure	(11,570)	20,614	(14,260)	44,474
Corporate (2)	(891)	(1,003)	(1,131)	(2,347)
Total operating (loss) income	$(47,638)	$78,858	$(31,261)	$162,010
(2) Represents unallocated corporate expenses

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating (loss) income and margin; ETR; net (loss) income attributable to Kennametal; diluted (LPS) EPS; Industrial operating (loss) income and margin; Widia operating (loss) income and margin; Infrastructure operating (loss) income and margin; FOCF; and consolidated and segment organic sales decline (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended December 31, 2019 include (1) restructuring and related charges; (2) goodwill and other intangible asset impairment charges; (3) loss on divestiture; and (4) discrete benefit from Swiss tax reform. Adjustments for the three months ended December 31, 2018 include: (1) restructuring and related charges; (2) discrete effect from U.S. tax reform; and (3) tax charge from change in permanent reinvestment assertion. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the full fiscal year of 2020 have not been provided, including but not limited to: adjusted EPS, adjusted ETR, organic sales decline and FOCF. The most comparable GAAP financial measures are (loss) earnings per share, ETR, sales decline and net cash flow from operating activities, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED DECEMBER 31, 2019 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating (loss) income	ETR	Net (loss) income(3)	Diluted (LPS) EPS
Reported results	$505,080	$(47,638)	87.9%	$(5,939)	$(0.07)
Reported margins		(9.4)%
Restructuring and related charges	—	50,969	(11.5)	32,402	0.39
Goodwill and other intangible asset impairment charges	—	14,627	(13.3)	381	—
Loss on divestiture	—	6,517	(3.8)	2,433	0.03
Discrete benefit from Swiss tax reform	—	—	(29.7)	(15,288)	(0.18)
Adjusted results	$505,080	$24,475	29.6%	$13,989	$0.17
Adjusted margins		4.8%
(3) Attributable to Kennametal

THREE MONTHS ENDED DECEMBER 31, 2019 (UNAUDITED)
	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating (loss) income	Sales	Operating loss	Sales	Operating loss
Reported results	$279,242	$(19,259)	$44,337	$(15,918)	$181,501	$(11,570)
Reported operating margin		(6.9)%		(35.9)%		(6.4)%
Restructuring and related charges	—	49,024	—	219	—	1,726
Goodwill and other intangible asset impairment charges	—	—	—	14,627	—	—
Loss on divestiture	—	—	—	—	—	6,517
Adjusted results	$279,242	$29,765	$44,337	$(1,072)	$181,501	$(3,327)
Adjusted operating margin		10.7%		(2.4)%		(1.8)%

THREE MONTHS ENDED DECEMBER 31, 2018 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(3)	Diluted EPS
Reported results	$587,394	$78,858	24.8%	$54,698	$0.66
Reported margins		13.4%
Restructuring and related charges	—	2,071	—	1,621	0.02
Discrete effect from U.S. tax reform(4)	—	—	4.6	(3,452)	(0.04)
Tax charge from change in permanent reinvestment assertion(5)	—	—	(8.1)	6,093	0.07
Adjusted results	$587,394	$80,929	21.3%	$58,960	$0.71
Adjusted margins		13.8%
(3) Attributable to Kennametal
(4) Additional charge recorded to reflect adjustments to the amounts recorded for the application of a measure of the Tax Cuts and Jobs Act of 2017 (TCJA) requiring a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies (toll tax) considering regulatory guidance issued through December 31, 2018.
(5) As a result of TCJA, the Company reevaluated its permanent reinvestment assertion in certain jurisdictions, concluding that the unremitted earnings and profits of certain of our non-U.S. subsidiaries and affiliates will no longer be permanently reinvested. This change in assertion required the recognition of a tax charge of $6 million primarily for foreign withholding and state income taxes.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$317,320	$57,519	$48,954	$1,728	$221,120	$20,614
Reported operating margin		18.1%		3.5%		9.3%
Restructuring and related charges	—	1,480	—	76	—	514
Adjusted results	$317,320	$58,999	$48,954	$1,804	$221,120	$21,128
Adjusted operating margin		18.6%		3.7%		9.6%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

	Six Months Ended December 31,
FREE OPERATING CASH FLOW (UNAUDITED)
(in thousands)	2019	2018
Net cash flow provided by operating activities	$87,097	$61,501
Purchases of property, plant and equipment	(147,532)	(88,076)
Disposals of property, plant and equipment	835	2,490
Free operating cash flow	$(59,600)	$(24,085)

Organic Sales Decline
Organic sales decline is a non-GAAP financial measure of sales decline (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth (decline) on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES DECLINE (UNAUDITED)
Three Months Ended December 31, 2019	Industrial	Widia	Infrastructure	Total
Organic sales decline	(11)%	(8)%	(14)%	(12)%
Foreign currency exchange impact (6)	(1)	—	(1)	(1)
Business days impact (7)	—	(1)	(1)	—
Divestiture impact (8)	—	—	(2)	(1)
Sales decline	(12)%	(9)%	(18)%	(14)%
(6) Foreign currency exchange impact is calculated by dividing the difference between current period sales at prior period foreign exchange rates and prior period sales by prior period sales.
(7) Business days impact is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(8) Divestiture impact is calculated by dividing prior period sales attributable to divested businesses by prior period sales.